Press Release #201114	FOR IMMEDIATE RELEASE	April 28, 2011

Debt Forgiveness and Debt Settlements

Vancouver, BC—Enertopia Corporation (ENRT-OTCBB) (TOP-CNSX) (the "Company" or "Enertopia") announces that it has entered into agreements on April 27, 2011 that forgive US$105,656.72 of debt owed by the Company, and into agreements that settle an additional US$115,000 of debt owed by the Company, through the issuance of 460,000 common restricted shares at a price of $0.25 each.

All of the debt settlement and debt forgiveness amounts were with two officers/directors of the Company.

The company is pleased to continue its efforts to strengthen its balance sheet through the elimination of these liabilities.

The securities issued will be subject to a hold period in Canada of four months and one day, or for any resales into the USA under Rule 144, six months and one day.

The securities referred to herein will not be or have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Enertopia

Enertopia’s shares are quoted in the USA with symbol ENRT and in Canada with symbol TOP. The company searches for projects that could provide potential above-market returns. For additional information, please visit www.enertopia.com or call Robert McAllister, President, Enertopia Corporation at 1.250.765.6422

Media Contact:
Pat Beechinor, Media Relations, Enertopia Corporation
403.463.4119 or beechinor@enertopia.com

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, evaluation of clean energy projects for participation and/or financing, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, access to capital, and other factors which may be identified from time to time in the Company's public announcements and filings. The Company's evaluation of alternative energy projects in the heat recovery, solar thermal, solar PV and water purification; and of resource projects provides no assurance that any particular project will have any material effect on the Company.